EXHIBIT 16.1

DE LEON & COMPANY, P.A.

510 NW 159th LANE

PEMBROKE PINES, FL 33028

November 20, 2014

Securities and Exchange Commission

100 F Street NE

Washington, DC 20549

RE: Silverstar Mining Corp.

We have read the statements that we understand Silverstar Mining Corp. will include under Item 4.01 of the Form 8-K report it will file regarding the recent change of auditors. We agree with such statements made regarding our firm.

Very truly yours,

De Leon & Company, P.A.

De Leon & Company P.A.